Exhibit 4.1

FOURTH SUPPLEMENTAL SENIOR INDENTURE

BETWEEN

MORGAN STANLEY

AND

THE BANK OF NEW YORK MELLON
as successor to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), Trustee

Dated as of December 1, 2008

SUPPLEMENTAL TO SENIOR INDENTURE DATED NOVEMBER 1, 2004.

THIS FOURTH SUPPLEMENTAL SENIOR INDENTURE dated as of December 1, 2008 between MORGAN STANLEY, a Delaware corporation (the “Issuer”), and THE BANK OF NEW YORK MELLON as successor to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), as trustee (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Issuer and the Trustee are parties to that certain Senior Indenture dated as of November 1, 2004 (the “Indenture”);

WHEREAS, on November 21, 2008, the Federal Deposit Insurance Corporation (“FDIC”) issued its Final Rule, 12 C.F.R. Part 370 (the “Rule”) establishing the FDIC’s Temporary Liquidity Guarantee Program;

WHEREAS, the Issuer has entered into a master agreement by and between the Issuer and the FDIC, dated November 26, 2008 (the “FDIC Master Agreement”) pursuant to which the FDIC agrees to guarantee payments with respect to certain Securities that are eligible for such guarantee under the Rule, (the “Guaranteed Securities”) and the Issuer agrees to reimburse and make whole the FDIC;

WHEREAS, pursuant to the FDIC Master Agreement, the Issuer agreed to incorporate into the Indenture governing any of its Guaranteed Securities certain provisions set out in the FDIC Master Agreement and desires to incorporate such provisions into the Indenture by entering into this Fourth Supplemental Senior Indenture;

WHEREAS, Section 8.01 of the Indenture provides that, without the consent of the Holders of any Securities, the Issuer, when authorized by a resolution of its Board of Directors, and the Trustee may enter into indentures supplemental to the Indenture for the purpose of, among other things, making any provision as the Issuer may deem necessary and desirable; provided that no such action shall adversely affect the interests of the Holders of the Securities;

WHEREAS, the entry into this Fourth Supplemental Senior Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture; and

WHEREAS, all things necessary to make this Fourth Supplemental Senior Indenture a valid indenture and agreement according to its terms have been done;

NOW, THEREFORE:

In consideration of the premises and the purchases of the Securities by the holders thereof, the Issuer and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective Holders from time to time of Guaranteed Securities, as follows:

ARTICLE 1

Section 1.01. The Indenture is hereby amended by the insertion of a new Article 13 which shall provide as follows:

ARTICLE 13
FDIC GUARANTEED SENIOR UNSECURED DEBT

Section 13.01. Acknowledgement of the FDIC’s Debt Guarantee Program. The parties to this Indenture acknowledge that the Issuer has not opted out of the debt guarantee program (the “Debt Guarantee Program”) established by the Federal Deposit Insurance Corporation (“FDIC”) under its Temporary Liquidity Guarantee Program on November 21, 2008 pursuant to the FDIC’s Final Rule, 12 C.F.R. Part 370 (as may be amended or supplemented from time to time, the “Rule”).  The Debt Guarantee Program applies to any Securities issued on or after October 14, 2008 through June 30, 2009 that constitute unsecured senior debt, as defined in the Rule and as to which the Issuer has not duly made an opt-out election in accordance with Section 370.3(g) of the Rule (the "Guaranteed Securities") and, with respect to each such Guaranteed Security, from the period from October 14, 2008 to the earlier of the date such Guaranteed Security matures pursuant to the terms thereof and June 30, 2012 (the "Effective Period"). As a result, this debt is guaranteed under the FDIC Temporary Liquidity Guarantee Program and is backed by the full faith and credit of the United States. The details of the FDIC guarantee are provided in the FDIC’s regulations, 12 CFR Part 370, and at the FDIC’s website, www.fdic.gov/tlgp. The expiration date of the FDIC’s guarantee is the earlier of the maturity date of this debt or June 30, 2012.

The security certificate, note or other instrument evidencing each Guaranteed Security shall bear a legend, upon which the Representative (as defined below) shall be entitled to conclusively rely, to the effect that such security certificate, note or other instrument is guaranteed by the FDIC under the Debt Guarantee Program.

Section 13.02. Trustee as Representative of Holders.

(a) The Bank of New York Mellon and its successors are designated as the duly authorized representatives of the Holders for purposes of making claims and taking other permitted or required actions under the Debt Guarantee Program (the “Representative”).  Any Holder may elect not to be represented by the Representative by providing written notice of such election to the Representative.

(b) Upon an uncured failure by the Issuer to make a timely payment of principal or interest under any Guaranteed Securities (a “Payment Default”), the Representative, on behalf of all Holders of such Guaranteed Securities that are represented by the Representative, shall submit to the FDIC a demand for payment by the FDIC of such unpaid principal and interest, together with proof of such claim and such other documentation as may be required by the FDIC under the Rule (i) in the case of any payment due by the Issuer prior to the final maturity or redemption of such Guaranteed

Securities, on the earlier of the date that the applicable cure period ends (or if such date is not a Business Day, the immediately succeeding Business Day) and 60 days following such Payment Default and (ii) in the case of any payment due by the Issuer on the final maturity date or on a redemption date for such Guaranteed Securities, on such final maturity date or redemption date (or if such date is not a Business Day, the immediately succeeding Business Day).

Section 13.03. Subrogation. The FDIC shall be subrogated to all of the rights of the Holders of Guaranteed Securities and the Representative with respect to such Guaranteed Securities under this Indenture against the Issuer in respect of any amounts paid to the Holders of the Guaranteed Securities, or for the benefit of the Holders of the Guaranteed Securities, by the FDIC pursuant to the Debt Guarantee Program.

Section 13.04. Assignment upon Guarantee Payment. The Holders of Guaranteed Securities hereby authorize the Representative, at such time as the FDIC shall commence making any guarantee payments to the Representative for the benefit of the Holders of Guaranteed Securities pursuant to the Debt Guarantee Program (each, a “Guarantee Payment”), to execute an assignment in the form attached as Annex A, pursuant to which the Representative shall assign to the FDIC its right as Representative to receive any and all payments from the Issuer under this Indenture on behalf of the Holders of Guaranteed Securities. The Issuer hereby consents and agrees that the FDIC is an acceptable transferee for all or any portion of the Guaranteed Securities for all purposes of this Indenture and upon any such assignment, the FDIC shall be deemed a Holder under this Indenture for all purposes hereof, and the Issuer hereby agrees to take such reasonable steps as are necessary to comply with any relevant provision of this Indenture as a result of such assignment.

If a Holder of Guaranteed Securities has exercised its right not to be represented by the Representative, such Holder of Guaranteed Securities hereby agrees that, at such time as the FDIC shall commence making any Guarantee Payments to the Holder pursuant to the Debt Guarantee Program, such Holder shall execute an assignment in the form attached as Annex A, pursuant to which such Holder shall assign to the FDIC its right to receive any and all payments from the Issuer under this Indenture.

Section 13.05. Surrender of Guaranteed Securities to the FDIC. If, at any time on or prior to the expiration of the Effective Period, payment in full hereunder shall be made pursuant to the Debt Guarantee Program on the outstanding principal and accrued interest to such date of payment, with respect to any Guaranteed Securities, the Holder of such Guaranteed Securities shall, or shall cause the person or entity in possession of such Guaranteed Securities to, promptly surrender to the FDIC the security certificate, note or other instrument evidencing such Guaranteed Securities, if any.

Section 13.06. Notice Obligations to the FDIC of Payment Default. If, at any time prior to the earlier of (i) full satisfaction of the payment obligations under any Guaranteed Securities, or (ii) expiration of the Effective Period, the Issuer is in default of any payment obligation under any Guaranteed Securities, including timely payment of any accrued and unpaid interest, without regard to any cure period, the

Representative covenants and agrees that it shall provide written notice to the FDIC within one (1) Business Day of such payment default.

Section 13.07. Rankings. Any indebtedness of the Issuer to the FDIC arising under Section 2.03 of the Master Agreement entered into by the Issuer and the FDIC in connection with the Debt Guarantee Program will constitute a senior unsecured obligation of the Issuer, ranking pari passu with any indebtedness under the Indenture.

Section 13.08. No Event of Default During Time of Timely FDIC Guarantee Payments. There shall not be deemed to be an Event of Default under this Indenture, which would permit or result in the acceleration of amounts due hereunder, if such an Event of Default is due solely to the failure of the Issuer to make timely payment under the Guaranteed Securities, provided that the FDIC is making timely Guarantee Payments with respect to such Guaranteed Securities, in accordance with the Rule.

Section 13.09. No Modifications without FDIC Consent. Without the express written consent of the FDIC, the parties hereto agree not to amend, modify, supplement or waive any provision in this Indenture that is related to the principal, interest, payment, default or ranking of the Guaranteed Securities or that is required to be included herein pursuant to the Master Agreement executed by the Issuer in connection with the Debt Guarantee Program.

Section 1.02. The Indenture is hereby amended by the insertion of a new “Annex A” in the form attached hereto.

Section 1.03. The Indenture is hereby amended by the insertion of the following paragraph directly after the second paragraph of Section 5.01:

“The foregoing paragraph shall be inapplicable to Guaranteed Securities (as defined in Section 13.01), the acceleration of which upon the occurrence and continuance of an Event of Default shall be governed by this paragraph. Subject to Section 13.08 of the Senior Indenture, if an Event of Default with respect to the Guaranteed Securities of any series at the time Outstanding occurs and is continuing, then and in each and every case, unless the principal of all of the Guaranteed Securities of such series shall have already become due and payable, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Guaranteed Securities of such series then Outstanding hereunder, by notice in writing to the Issuer (and to the Trustee if given by Securityholders of such series), may declare the principal amount (or, if the Securities of such series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of such series) of all the Guaranteed Securities of such series, and the interest accrued thereon, if any, to be due and payable immediately, and upon any such declaration the same shall become and shall be immediately due and payable, anything in this Indenture or in such Guaranteed Securities contained to the contrary notwithstanding.”

ARTICLE 2
Miscellaneous Provisions

Section 2.01. Further Assurances. The Issuer will, upon request by the Trustee, execute and deliver such further instruments and do such further acts as may reasonably be necessary or proper to carry out more effectively the purposes of this Fourth Supplemental Senior Indenture.

Section 2.02. Other Terms of Indenture. Except insofar as herein otherwise expressly provided, all provisions, terms and conditions of the Indenture are in all respects ratified and confirmed and shall remain in full force and effect.

Section 2.03. Terms Defined. All terms defined elsewhere in the Indenture shall have the same meanings when used herein.

Section 2.04. Governing Law. This Fourth Supplemental Senior Indenture shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such State, except as may otherwise be required by mandatory provisions of law.

Section 2.05. Counterparts. This Fourth Supplemental Senior Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

Section 2.06. Responsibility of the Trustee. The recitals contained herein shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for the correctness of the same.  The Trustee makes no representations as to the validity or sufficiency of this Fourth Supplemental Senior Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Senior Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of December 1, 2008.

MORGAN STANLEY

By:	/s/ Daniel B. Park
	Name:	Daniel B. Park
	Title:	Assistant Treasurer
[Corporate Seal]

Attest:

By:	/s/ W. Gary Beeson
Name: W. Gary Beeson
Title: Assistant Secretary

THE BANK OF NEW YORK MELLON, TRUSTEE

By:	/s/ Kimberly Davidson
	Name:	Kimberly Davidson
	Title:	Vice President

Attest:

By:	/s/ Scott I. Klein
Name: Scott I. Klein
Title: Assistant Treasurer

STATE OF NEW YORK ))
	)	ss.:
COUNTY OF NEW YORK	)

On this 1st day of December 2008 before me personally came Daniel B. Park to me personally known, who, being by me duly sworn, did depose and say that he resides at Chatham, New Jersey ; that he is an Assistant Treasurer of Morgan Stanley, one of the corporations described in and which executed the above instrument; and that [he][she] signed [his][her] name thereto by authority of the Board of Directors of said corporation.

[NOTARIAL SEAL]

/s/ Louis J. Denkovic
Notary Public

STATE OF NEW YORK ))
	)	ss.:
COUNTY OF NEW YORK	)

On this 1st day of December 2008 before me personally came Kimberly Davidson to me personally known, who, being by me duly sworn, did depose and say that she resides at Brooklyn, New York; that she is a Vice President of The Bank of New York Mellon, one of the corporations described in and which executed the above instrument; and that [he][she] signed [his][her] name thereto by authority of the Board of Directors of said corporation.

[NOTARIAL SEAL]

/s/ Carlos R. Luciano
Notary Public

ANNEX A

ASSIGNMENT

This Assignment is made pursuant to the terms of Section 13.04 of the Senior Indenture, dated as of November 1, 2004, as amended from time to time (the “Indenture”), between The Bank of New York Mellon (the “Representative”), acting on behalf of the Holders of the Guaranteed Securities issued under the Indenture who have not opted out of representation by the Representative (with those Holders of Guaranteed Securities who have opted out of representation by the Representative being the “Unrepresented Holders”), and Morgan Stanley (the “Issuer”) with respect to the debt obligations of the Issuer that are guaranteed under the Debt Guarantee Program. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Indenture.

For value received, [the Representative, on behalf of the Holders of Guaranteed Securities] [OR] [the Unrepresented Holders] (the “Assignor”), hereby assigns to the Federal Deposit Insurance Corporation (the “FDIC”), without recourse, all of the Assignor’s respective rights, title and interest in and to: (a) the promissory note or other instrument evidencing the Guaranteed Security (the “Note”); (b) the Indenture pursuant to which the Note was issued; and (c) any other instrument or agreement executed by the Issuer regarding obligations of the Issuer under the Note or the Indenture (collectively, the “Assignment”).

The Assignor hereby certifies that:

1.   Without the FDIC’s prior written consent, the Assignor has not:

(a)   agreed to any material amendment of the Note or the Indenture to the extent relating to the Note or to any material deviation from the provisions thereof; or

(b)   accelerated the maturity of the Note.

[Instructions to the Assignor: If the Assignor has not assigned or transferred any interest in the Note and related documentation, such Assignor must include the following representation.]

2. The Assignor has not assigned or otherwise transferred any interest in the Note or Indenture;

[Instructions to the Assignor: If the Assignor has assigned a partial interest in the Note and related documentation, the Assignor must include the following representation.]

2. The Assignor has assigned part of its rights, title and interest in the Note and the Indenture to _____________ pursuant to the __________ agreement, dated as of ___________, 20__ between ___________, as assignor, and ____________, as assignee, an executed copy of which is attached hereto.

The Assignor acknowledges and agrees that this Assignment is subject to the Indenture and to the following:

1. In the event the Assignor receives any payment under or related to the Note or the Indenture from a party other than the FDIC (a “Non-FDIC Payment”):

(a) after the date of demand for a Guarantee Payment on the FDIC pursuant to the Rule, but prior to the date of the FDIC’s first guarantee payment under the Indenture pursuant to the Rule, the Assignor shall promptly but in no event later than five (5) Business Days after receipt notify the FDIC of the date and the amount of such Non-FDIC Payment and shall apply such payment as payment made by the Issuer, and not as a Guarantee Payment made by the FDIC, and therefore, the amount of such payment shall be excluded from this Assignment; and

(b) after the FDIC’s first guarantee payment under the Indenture, the Assignor shall forward promptly to the FDIC such Non-FDIC Payment in accordance with the payment instructions provided in writing by the FDIC.

2. Acceptance by the Assignor of payment pursuant to the Debt Guarantee Program on behalf of the Holders of Guaranteed Securities shall constitute a release by such Holders of any liability of the FDIC under the Debt Guarantee Program with respect to such payment.

The Person who is executing this Assignment on behalf of the Assignor hereby represents and warrants to the FDIC that he/she/it is duly authorized to do so.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed and attested, all as of this ___day of ________, ____.

[THE BANK OF NEW YORK MELLON, REPRESENTATIVE] [OR] [UNREPRESENTED HOLDER]

By:
	Name:	[ ]
	Title:	[ ]

Attest:

By:
Name: [ ]

Consented to and acknowledged by this ____ day of _________, 20__:
THE FEDERAL DEPOSIT INSURANCE CORPORATION

By:
(Signature)

Name:
(Print)

Title:
(Print)